EXHIBIT 99.1

Allied Capital Declares Extra Cash Dividend of $0.07 Per Share

September 14, 2007 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has declared an extra cash dividend of $0.07 per share. This extra dividend will be paid substantially from our 2006 spillover taxable income. For 2007, Allied Capital has already declared total regular quarterly dividends of $2.57 per share. With this extra dividend, total cash dividends paid in 2007 will be $2.64 per share. In 2006, Allied Capital distributed a total of $2.47 per share to shareholders, including a $0.05 per share extra dividend.

The extra cash dividend is payable as follows:

Record date: Payable date:	December 14, 2007 December 27, 2007

About Allied Capital
Allied Capital Corporation is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has paid consistent or increasing regular, quarterly cash dividends annually to shareholders since 1963. Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At June 30, 2007, the Company’s private finance portfolio included investments in 143 companies in a variety of industries. These companies currently generate aggregate revenues of over $12 billion and employ more than 85,000 people. Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in its New York Stock Exchange-listed stock. Allied Capital invests in the American entrepreneurial economy by providing long-term capital and access to managerial resources often unavailable to middle market companies. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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